Exhibit 99.1

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EDITED TRANSCRIPT

CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

EVENT DATE/TIME: AUGUST 22, 2012 / 12:30PM GMT

OVERVIEW:

CHS reported 2Q12 net sales of $642m and diluted EPS of $0.32. Co. expects 2012 net sales to be approx. $2.55-2.60b.

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Todd Vogensen Chico’s FAS, Inc. - VP, IR

Pam Knous Chico’s FAS, Inc. - EVP & CFO

David Dyer Chico’s FAS, Inc. - President & CEO

CONFERENCE CALL PARTICIPANTS

Adrienne Tennant Janney Capital Markets - Analyst

Robin Murchison SunTrust Robinson Humphrey - Analyst

Neely Tamminga Piper Jaffray - Analyst

Dana Telsey Telsey Advisory Group - Analyst

Betty Chen Wedbush Securities - Analyst

Paul Alexander Bank of America-Merrill Lynch - Analyst

Samantha Shapiro Stifel Nicolaus - Analyst

Margaret Whitfield Sterne Agee & Leach - Analyst

Jennifer Black Jennifer Black & Associates - Analyst

Marni Shapiro The Retail Tracker - Analyst

Brian Tunick JPMorgan Chase - Analyst

PRESENTATION

Operator

Good morning and welcome to Chico’s FAS, Inc. second-quarter sales and earnings conference call. At this time, all participants are in listen-only mode. (Operator Instructions). A brief question-and-answer session will follow the formal presentation. It is now my pleasure to introduce your host, Todd Vogensen. You may begin.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Good morning, everyone. Welcome to the Chico’s FAS second-quarter earnings conference call and webcast. David Dyer, CEO and Pam Knous, CFO, are here with me at our National Store Support Center in Fort Myers.

Before Dave begins his executive overview, we would like to remind you that our discussion this morning includes forward-looking statements, which are subject to and protected by the Safe Harbor statement found in our SEC filings and in today’s earnings release. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized. And with that, I will turn it over to Dave.

David Dyer - Chico’s FAS, Inc. - President & CEO

Great. Thanks, Todd and good morning, everyone. I am delighted to announce our terrific second-quarter results. We delivered record second-quarter sales and the highest second-quarter earnings per share in the Company’s history. All in all, we beat our expectations for the quarter. Earnings per share up 28% on top of a 47% increase last year; comparable sales up 5.6% for a two-year stack of 18.4%; gross margin up 30 basis points on top of 40 basis points last year; SG&A leverage of 60 basis points on top of 190 basis point leverage last year; and inventories down 6%, excluding Boston Proper.

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

Our unique trend-right merchandise and innovative marketing drove significant achievements in the second quarter, including a double-digit increase in new customers, a higher penetration of full-price sales, and increases in both average dollar sales and transactions. These results demonstrate superb team execution.

We delivered another quarter of strong growth in 2012 against our toughest quarterly comparison from last year in a much more challenging economic environment. After adding up the record results for both first and second quarters, I am pleased to say that we are updating our planning assumptions for fiscal 2012, which Pam will review with you shortly.

Today, with these consolidated results as a backdrop, I would like to take just a few minutes to highlight our successes by brand. Let’s start with Chico’s Soma. Comparable sales performance increased 7.2% on top of 11.9% last year for one of the industry’s leading two-year stacks of 19%.

Turning to Chico’s, we are clearly winning with color, print and pattern. Our compelling trend-right merchandise drove strong sales and gross margin conversion as we successfully cycled last year’s results. Despite this year’s more promotional competitive environment, Chico’s experienced strong full-price selling.

This trend-right product also drove exceptional new store performance. Chico’s has opened 13 new stores this year, including six outlets and overall, we are meeting or beating our sales expectations. Product-wise, I will add that we are very excited about the sales potential of our So Slimming technology introduced last fall. Our So Slimming jeans have been such a huge success that we have already expanded the So Slimming line to additional bottoms in our fall collections. Congratulations to Cindy Murray and her team for this great quarter.

White House Black Market’s momentum continued in the second quarter with a 2.3% comparable sales increase on top of a 14.9% last year and a two-year stack of 17.2% and a three-year stack of 30%. This is truly one of the best performances in specialty retail. Our second-quarter total sales are up 9.8% for White House reflecting 39 new stores this year over year as we accelerate our capital investment in this brand.

As we have discussed in our planning assumptions, we knew it would be a challenge to cycle last year due to the launch of the Work Kit and the polished casual assortment, which drove 14.9% comparable sales increase in 2011. And we are pleased with our results in this quarter.

As I mentioned on our first-quarter call, we entered the second quarter for White House Black Market a bit lean in inventory having delivered above plan total sales performance of 18.2% in the first quarter. We opened 31 stores to date this year, including 10 outlets. These new stores are exceeding our sales expectations and were our first priority as we allocated total inventory since first-year sales are a major indicator of the long-term success for a given location.

So in all likelihood, we left more than a few comparable sales dollars on the table. As I have previously stated, that is a good problem to have and I am pleased at how well our assortments continue to resonate with new and existing White House Black Market customers.

On a final product note for White House Black Market, we have just launched a redesign of our shoe line to further round out our lifestyle offerings. In addition to the upgrade in design and style, we have also upgraded the quality and fit of our shoes. I am pleased to report positive initial response from our customers. Congratulations to Brand President, Donna Noce and her team for this great quarter.

Soma had yet another outstanding quarter with once again the Company’s highest comparable sales performance. This marked Soma’s ninth consecutive quarter of double-digit comparable sales increases. In addition, Soma achieved a major milestone in the quarter. For the rolling 12 months ending quarter two, the Soma brand achieved breakeven profitability and we anticipate Soma will be profitable on an annual basis in 2012. Hurrah. We believe Soma’s beautiful and innovative intimate apparel solutions, unparalleled customer service and dynamic marketing are the key drivers to our accomplishments.

The Vanishing Back bra and the Vanishing Edge panty continue to attract new and repeat customers to the brand. The second quarter saw a successful launch of new products. The Vanishing Back Minimizer and the Vanishing Tummy Panty. They slim, they smooth, they make lines disappear and women love them.

At this time last year, we were still in the process of clearing out apparel product that did not meet our new fashion aesthetic. This year, with the right product and clean inventories, our apparel business has not only grown, but is converting very well from a gross margin perspective. A lot has been achieved in just one year. Year to date, we have opened 25 new Soma stores and converted 10 FAST stores. We are well on track to deliver 35 to 40 new locations this year and 15 to 20 conversions. With this level of performance, we can see the pace of new store growth ramping up even higher in the future. Congratulations to Laurie Brunt and her team for this great quarter.

Boston Proper’s sales were a bit softer than planned. However, we were also up against a double-digit increase in top line last year, which was tough to cycle. The fall product looks great and we’re looking forward to a strong back half. And in the second quarter, we completed our detailed planning activities for Boston Proper’s systems integrations. As part of this process, the Boston Proper team recognized the significant benefits to be gained by strengthening its systems and therefore opted to proceed with systems integration to Chico’s FAS systems on an accelerated basis.

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

As a result, the bulk of our systems integrations will be complete by the end of 2012 and Boston Proper’s management will be able to focus on its energy in driving the top line and testing its store concept in early 2013. Congratulations to brand President, Sheryl Clark and her team for this great quarter.

Turning to our pillars for growth that we started in our February conference call, I discussed with you our organic growth plans. I highlighted the fact that Chico’s FAS is one of the few specialty retailers who, for the foreseeable future, can grow its store count by at least 120 stores per year. And on the May call, I discussed our innovative and creative marketing plans, which truly differentiate our brands and drive awareness, customer loyalty and marketshare.

Today, I would like to talk to you about the third pillar, that is expense leverage. One of the most critical elements of our ability to leverage expenses, both historically and into the future, is our Company’s shared service structure. In addition to the obvious benefits of scale, as we grow the top line, we are able to attract top-level talent to lead our shared service functions and to implement efficient processes and world-class systems. None of which any individual brand could afford to do.

In the past three years, we have centralized such areas as global sourcing, creative and e-commerce besides the standard areas of real estate, finance, human resources and IT. Since 2008, we have already realized a very impressive 730 basis point improvement in SG&A leverage and I believe there is more upside opportunity. Case in point, for the first and second quarters of this year, we achieved an additional 70 basis points of leverage over 2011. In short, our business model ensures that as we grow comp sales, we leverage both store occupancy costs and our shared services infrastructure. I am pleased to say that our continued focus on expense reduction has instilled a cost-conscious culture that permeates our operations.

Looking to future opportunities, we just successfully cut over our DC operations to a redesigned, more automated facility. Once fully implemented, its significant enhancements will allow us to reduce store payroll through distribution efficiencies by reducing routine back-room inventory management. This will give our associates more time for customer-facing activities and the engagement to drive sales.

As the third quarter pillar for growth, our business model allows us to realize sustainable ongoing expense leverage as we continue to march towards a mid-teens operating profit. Pam will now provide additional insights into the quarter and share with you our updated planning assumptions for 2012.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thanks, Dave. And good morning, everyone. I would like to now provide additional detail on our record second-quarter results. Earnings per diluted share were $0.32 compared to $0.25 last year, a 28% increase and our 14th consecutive quarter in a row of double-digit earnings per share growth. These results reflect the benefits of higher sales and earnings, as well as the meaningful share repurchase activity that has occurred over the trailing four quarters.

In combination with our first-quarter record results, the first half of 2012 is a record start to the year. For the second quarter, net sales were $642 million, an increase of 16% compared to $551 million last year reflecting comparable sales growth of 5.6%, the opening of 97 net new stores and $33 million in sales from Boston Proper, the acquisition of which was announced this time last year.

We are truly pleased with our second-quarter comparable sales performance being up against double-digit comparable sales and strong full-price selling results last year. These quarter two results primarily reflect the effectiveness of our marketing plans and an overwhelmingly positive response to our product offering, including new successful product launches.

Proof in point, we are at an all-time high for active customers. Total Company comparable sales increased 5.6% on top of 12.8% last year for a two-year stack of 18.4%, the Chico’s Soma at 7.2% in the quarter for a two-year stack of 19.1% and with White House Black Market at 2.3% in the quarter for a two-year stack of 17.2%. As Dave just said, these are among the best in the industry. Our new stores are off to great starts with total square footage up over 7% and with significant beats to pro forma sales expectation for White House Black Market, fully validating our planned acceleration of capital for organic growth of this brand.

In 2012, outlet stores are a significant portion of our planned real estate growth for Chico’s FAS. As of the end of the second quarter, total Company outlook square footage is up 20% compared to last year and White House Black Market achieved a 60% made-for-outlet product penetration in the quarter already at planned full-year levels.

We are exceptionally pleased with our second-quarter gross margin results. These results reflect positive customer acceptance of our merchandise, which drove a higher-than-planned gross margin rate despite a more promotional competitive environment this year. Our gross margin rate of 56.4% was a five-year record for the Company’s second-quarter performance.

As a percentage of net sales, our gross margin rate increased 30 basis points primarily reflecting an increase in full-price selling on top of last year’s strong levels, effective promotional activities and well-planned inventories, partially offset by the inclusion of Boston Proper’s results.

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

Selling, general and administrative expenses as a percent of sales improved by 60 basis points to 43.0% reflecting sales leverage of store expenses, payroll, occupancy, supplies and credit card fees and the inclusion of Boston Proper’s results. Boston Proper’s marketing expenses approximated $11 million in the quarter. All in, income from operations as a percent of sales improved by 90 basis points to 13.4% in the second quarter and in combination with our 13.4% result in quarter one, we continued to make good progress towards our goal of an annual mid-teens operating margin percent for our Company.

As Dave said last quarter, spring has always been our time and we have wrapped up the season with record first-half results. I am thrilled to comment that we have already begun to effectively transition into fall with all brands in their second delivery at this point. Dave will share our quarter three to date results in his wrapup and they will indicate that we are currently trend-right for our customers in regards to fabric, weight and color.

Excluding $13 million in Boston Proper inventories, our inventories were down 6% year over year, declining from last year’s increase of 30%. In-store inventories per square foot are down 7% reflecting improved inventory productivity to last year. In summary, our inventories are turning well, are in line with forecasted sales levels and we have the right mix of full-price and promotional products as we start the fall selling season.

This time last year, we announced the Boston Proper acquisition, which closed midway through quarter three last year. As we shared with you at that time, and we confirm today, Boston Proper has been a net positive contributor to each quarter’s results since the acquisition date. We are excited with our progress and are on track to delivering the long-term potential of this brand.

Dave just updated you on our decision to accelerate the majority of our systems integration activities into 2012 and we have also just finalized plans for the test of a few Boston Proper stores early in the first quarter of 2013. Therefore, our estimate of capital expenditures for 2012 will increase by approximately $5 million for these activities and our estimate of one-time acquisition and integration costs will now total approximately $4 million pretax in 2012.

During the second quarter, the Company repurchased 1.8 million shares of our stock at a cost of $25.6 million or an average of $14.02 per share, which brings our share repurchase count over the trailing four quarters to 9 million shares at a cost of $111 million or an average of $12.29 per share. Since 2010, we have repurchased a total of 18 million shares for a total return of excess cash to shareholders of $226 million, which represents over 10% of the outstanding shares at the time our program was initiated just two years ago. As of today, we have $149 million available under our share repurchase program.

As a result of our record first-half results, we are updating our annual planning assumptions for 2012. Our updated 2012 planning assumptions are net sales of approximately $2.55 billion to $2.6 billion, including comparable sales growth at a mid-single digit percent; 9% growth in year-over-year store square footage; and $30 million in sales from the 53rd week; gross margin rate of approximately flat to 2011; SG&A rate improvement of approximately 50 basis points to 2011; one-time acquisition and integration costs of approximately $4 million pretax for Boston Proper; tax rate of approximately 38% with modest potential improvement if certain tax incentives are renewed for 2012; diluted weighted average shares of 165 million, excluding any potential impact of future share repurchases; inventories in line with sales growth for the full year ending up approximately 15% to last year; and capital expenditures of approximately $155 million, which includes an increase in store square footage of approximately 9% and the remodel of approximately 80 existing stores.

We are thrilled by the ongoing progress of our business and of our new store performance as evidenced by our record first-half results. Of course, the overall economy and political uncertainties compel us to be vigilant, especially in our outlook for the third quarter while at the same time taking advantage of the momentum we have achieved. We have appropriately planned our marketing programs and inventory levels to ensure we maximize our opportunities without running undue risk.

Therefore, as we cycle last year’s easier sales comparisons, we are planning for a mid-single digit comparable sales increase in the second half with inventories to support that level of sales. As a reminder, the 2011 third-quarter comparable sales increase for Chico’s Soma was 0.6% while White House Black Market is still up against a comparable sales increase of 11% in 2011, 10.2% in 2010 and 14.8% in 2009 for a three-year comparable stack for White House Black Market of 36%. Also as a reminder, for quarter three last year, SG&A benefited from the true-up of incentive compensation.

For the things that we can control from innovative marketing to fashion- right product and the most amazing personal service, we believe that even in a cloudy economic environment, we will be top of mind for her and continue to grow our share of her wallet.

To conclude my comments, we believe we are well-positioned for the balance of 2012 and beyond. With that, I turn it back to Dave for his wrapup comments.

David Dyer - Chico’s FAS, Inc. - President & CEO

Great, thank you, Pam. Second quarter was yet another record quarter as we successfully grew our overall marketshare. I am pleased that I had a chance to share our significant brand accomplishments in the quarter, as well as more specifics on expense leverage.

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

So along with the other three pillars for growth, organic store growth, 120 stores a year, innovative marketing and maximizing our brands’ potential, we are well-positioned as we look into the future. We are now in the fourth week of the third quarter and I can share with you that, as reflected again on our unaudited daily flash of a point in time through yesterday, our total comp sales are running up about 10% on top of the quarter-to-date comps of 5% in the same timeframe last year. This represents a strong start to the third quarter and indicates a positive transition into our fall assortments.

All brands are positive so far in the quarter and total quarter-to-date sales, including Boston Proper, again unaudited through yesterday, are up approximately 20%.

In summary, we are off to a great start in the third quarter. We believe that our track record of consistent sales and earnings growth clearly differentiates Chico’s FAS as a retailer with both long-term opportunities and the ability to drive profit expansion. Todd, I will turn it over to you for questions and answers.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, thank you, Dave. At this time, we are happy to take questions and I will turn the call back over to Valerie.

QUESTION AND ANSWER

Operator

(Operator Instructions). Adrienne Tennant, Janney Capital Markets.

Adrienne Tennant - Janney Capital Markets - Analyst

Wonderful progress. David, my question to you is, first, there is a lot of talk about sort of the color bottoms trend that is happening; color, print and pattern everywhere. We are seeing a lot of that at Chico’s. You still have your novelty color that you bring into White House Black Market. Explain to us how you perceive that trend. It seems to us that a lot of that color needs to be pared back to a neutral, so we kind of like that thought process. And then secondarily, if you can talk about sort of that missy consumer psyche this year over last year knowing that last year, I think at this point, we had the debt — downgraded the U.S. debt and all that stuff. So if you could just talk about how you think she is responding kind of mentally in this current environment. Thank you.

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, color for Chico’s has always been an important part of our business whether it is a major trend or not so major trend. Our customer loves color. She loves pattern. One of the things that you could do is to contrast Chico’s last year, which was very neutral in palette, very soft and obviously, we didn’t fare so well last year. We responded, went back to our roots of color and pattern and obviously, the results have been terrific.

In Boston Proper, we believe that we will still continue to have a color that we inject into the black and white. We will do it — we don’t want to overdo it. We think that you can have too much of a good thing. So we will continue to inject a color once a quarter or so. (multiple speakers). For White House Black Market, I’m sorry, for White House Black Market. And I think that that is it on color. We don’t see it as a major trend.

I think the missy customer, I would say that our results say that she is loving us. Even in the challenging economic times like quarter three last year, we still performed, even though not to our expectations and grew marketshare. This year, I think that she is loving what we have got.

Adrienne Tennant - Janney Capital Markets - Analyst

The stores look great. Best of luck.

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

David Dyer - Chico’s FAS, Inc. - President & CEO

Thank you.

Operator

Robin Murchison, SunTrust.

Robin Murchison - SunTrust Robinson Humphrey - Analyst

Hi, good morning. Thanks for taking my question. Congratulations on the divisional performance and certainly it is more than that, the disciplines behind it. My question is regarding how does the customer response differ, if at all, in terms of social media across the platforms. And also if you could comment on the small market store initiative. Thanks.

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, social media actually is performing very well for all of our customer segments. White House probably took the lead there and has more fans and that customer has been maybe a little bit more responsive, but a Chico’s customer is not far behind. We did something a little different here. Most people would have a marketing area and a public relations area. Social media was under PR for a long time. We actually split it off and we have a Vice President of Social Marketing, which really has a group that just focuses on that for our brands and we think that that is a very important thing to do. And the other half of the question was?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Small markets.

David Dyer - Chico’s FAS, Inc. - President & CEO

Small markets. Small markets continue to exceed our expectations. We have really found a formula that we can put our brands into a small market and perform both in our sales, opening sales for the first year above expectation and above our traditional sales projections, as well as be profitable right from the get-go.

Operator

Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray - Analyst

Hey, great, congratulations you guys. Just wanted to ask a little bit more about Soma. How should we be thinking about Soma’s profitability in terms of seasonality in the back half? We have a very large intimate apparel company out there that we can look in terms of their seasonality? It seems that they tend to be very disproportionately Q4 in terms of their profitability. Would that be similar to your business? Can you just help us think about it? Thanks.

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, unlike the rest of our businesses, Soma really does have a strong fourth quarter. So they fall into a more traditional retail pattern than Chico’s and White House and Boston Proper, which are much more of a first-half business. So yes, Soma’s profitability should continue to increase and I think we have gone from a rolling 12 breakeven profitability to profitable. So that’s as we expect better results for the fourth — for the second half.

Operator

Dana Telsey, Telsey Advisory Group.

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

Dana Telsey - Telsey Advisory Group - Analyst

Hi, congratulations, everybody. Any more color in terms of pricing at both White House and Chico’s, how that is being planned for the second half versus last year and also in particular on White House drivers given the fact that the product assortment has been expanded whether it is wear to work, denim and marketing plans? Thank you.

David Dyer - Chico’s FAS, Inc. - President & CEO

In terms of pricing, we still plan to have a very high percentage of full-price sales versus promotional. We our anniversarying most of our promotional — regularly promotional events in terms of whatever coupons we have, but we certainly are not — we are not planning for big markdowns and clearances based on the way we are managing our inventory and I think that our product is well-priced and competitive even in this environment. As we just proved last quarter, we had more full-price sales than we have had I think in a long, long time. Second half of that was?

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Marketing and maybe White House in particular, we can talk about the TV.

David Dyer - Chico’s FAS, Inc. - President & CEO

Yes, marketing, we do have planned coming up a strong television campaign. Last year, we were very impressed. We tried it twice, more testing it and perhaps not as weighty of a media buy as we will do this year. And we expect it to generate the same type of results, increase in sales and most importantly, increase in new customers. It has been a really big help to increase our customer file.

Operator

Betty Chen, Wedbush.

Betty Chen - Wedbush Securities - Analyst

Good morning, everyone and congratulations on a great quarter. I was wondering, Dave, I think you had mentioned that, in the second quarter, we may have been a little bit lean in terms of White House Black Market inventory and certainly the team had prioritized the new store openings. How do we feel about the inventory position now going into the third quarter? Are we properly stocked there?

And then I think just to follow up on an earlier question, I think in terms of the AUC opportunity, how should we think about that for the back half and are there any early reads you can share with us regarding product costs in the spring 2013 timeframe? Thank you.

David Dyer - Chico’s FAS, Inc. - President & CEO

Okay. Pam, do you want to take the AUC?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, absolutely. Betty, you might recall that when we started at the beginning of the year, we talked about the fact that we expected to see some slight amount of cost increase in the first half of the year, but that our sourcing team would be able to mitigate the majority of that as we look to the back half. And those assumptions have not changed and there certainly is not anything on the radar that would indicate that there would be any unusual cost pressures as we look to spring of next year. It is still somewhat early, but there are certainly no indications of anything of note.

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

David Dyer - Chico’s FAS, Inc. - President & CEO

And I would say regarding inventory right now, we are comfortable with our inventory levels. Of course, the unknown is how the TV campaign will drive sales again this year and if it drives them well over our plan, then obviously we will have lean inventory conditions again. But as I said before, it is not all bad to leave a little on the table. I would much rather have it that way and be in chase mode than be trying to mark it down and have that gift follow you for the next few quarters.

Betty Chen - Wedbush Securities - Analyst

Great, thank you. Congratulations.

Operator

Lorraine Hutchinson, Bank of America-Merrill Lynch.

Paul Alexander Hi, it’s Paul Alexander for Lorraine. Could you guys give us a little more color on the comp acceleration here quarter to date? Is what you are seeing nearing what businesses had the easiest comparisons from last year or is there anything going on with traffic? And then as you look forward to the rest of the year, and comparisons in the outlook decelerating to mid-single digits from this, is that about comparisons getting a little more difficult again or are you just being a little more cautious on the macro environment and how are you thinking about that? Thank you.

David Dyer - Chico’s FAS, Inc. - President & CEO

Yes, I think with comp trend, as we go into third quarter, obviously, it is our smallest quarter of the year and it is also our easiest comp trend of the year. So as we’ve said, we are up about 10% right now against the same time period, 5% last year. So obviously, third quarter again is if there is any — it is the easiest quarter of the year to comp. We just came through in the second quarter the toughest quarter of the year to comp. So that is the environment that we are heading into fall.

Now I would say that any concerns that we have are more macro. We believe in our assortments; we believe in our brands. We think that our teams have really offered great merchandise, but there is going to be a lot going on this fall with the economy, with the elections, with everything else. So I think that that looks in our overall — as we look at our overall picture.

Paul Alexander - Bank of America-Merrill Lynch - Analyst

Great, thanks. And then just one follow-up. Generally on inventory, it sounds like you’re looking forward to turning inventory faster and not buying too much, trying to chase. Yet, at the same time, the outlook is for inventory to be in line with sales, which is growing. So are you looking for inventory to be up, but just not as much as sales? Thank you.

David Dyer - Chico’s FAS, Inc. - President & CEO

Pam?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, we are planning for our inventory to be consistent with our plans for sales. I think you see a measure at a point in time, but clearly we are planning for our inventories to turn effectively. We are planning, as Dave said, for continued strong penetration of full-price sales and those are things that lead to our overall planning assumptions for inventory.

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

David Dyer - Chico’s FAS, Inc. - President & CEO

I think we want to continue to manage our inventory lean. Stanley Marcus, years ago, I spent a year visiting with him once a month and Stanley said fashion inventory is like produce. Sell it before it gets rotten. And I think that — I hate to say it, but that is the way we look at inventory. Fashion inventory has a ripeness factor to it and you want to sell it and sell it at full price so too much of a good thing is too much.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

All right, thanks, Paul. Let’s move to the next question.

Operator

Samantha Shapiro, Stifel Nicolaus.

Samantha Shapiro - Stifel Nicolaus - Analyst

Hi, I just had a question in terms of the Chico’s stores. What is the average size of a Chico’s store right now and are you guys still shrinking those?

David Dyer - Chico’s FAS, Inc. - President & CEO

The average size of a Chico’s store is somewhere between 3200 and 3500 square feet. A lot of this depends — we may have one or two that are 3700 or 3800. Sometimes it depends on the boxes available. We are shrinking some of the larger stores that we had. We had about 150 that were built in 2007, 2008, which are in the 5000, 6000, 7000, square foot area, which were way, way too big. Even if the landlord offers us better economics, we think that the assortment that you have to put into one of those big stores is too much. So as we have the ability to do it, we are looking and shrinking the real estate. I mean there are some places where it is a close call, so we may leave it, but for the most part, we believe in smaller, more efficient stores.

Samantha Shapiro - Stifel Nicolaus - Analyst

Right. And then I guess how long then until I guess the store base is right-sized?

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Samantha, this is something that we address as leases are coming due so it is going to be over the next several years. I wouldn’t expect a huge bang in any one individual year.

Operator

Margaret Whitfield, Sterne Agee.

Margaret Whitfield - Sterne Agee & Leach - Analyst

Good morning and I will add my congratulations. A couple of questions. Dave, you mentioned earlier that Soma was more of a fourth-quarter brand than the others. What are your plans for this year’s fourth quarter, especially with regard to the core Chico’s business? I wondered if you could comment on why you think Boston Proper missed the sales plan and if Pam could offer us what the SG&A benefit was last year in quarter three. Thank you.

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, traditionally Soma is a giftgiving business in fourth quarter with sleepwear, loungewear, slippers, bath and beauty, fragrance, probably a little less so on the foundations, but apparel and the non-foundation part of the business really comes on strong and drives the sales in fourth quarter. Obviously, when I came here back in 2009, I was amazed when I looked at the numbers and really discovered that — really dug into the numbers that the fourth quarter not only was the smallest quarter of the year for our Company, but was also unprofitable.

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

We have reversed that trend. Fourth quarter is now the second smallest quarter of the year. Third quarter is smaller. And we make money in the fourth quarter. So we believe in the fourth quarter. We have turned it around. Our customer does look at — rather than buying for herself, she is buying for others during that time period. So whether we will have the traditional fourth-quarter sales or the fourth-quarter results compared to maybe more of the industry, I don’t think so. But it can be a heck of a lot better than it was and we will continue to improve.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Yes, and Margaret, I don’t believe that we specifically quantified the impact of the incentive comp last year. We can go back and check our notes and just follow up with you later today.

Margaret Whitfield - Sterne Agee & Leach - Analyst

And Boston Proper, the nature of the sales miss?

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Well, I think it really was a function of them again cycling double-digit comps and as we said, we are seeing momentum as we look to the back half and so no specific call-outs.

David Dyer - Chico’s FAS, Inc. - President & CEO

They had a — one of their fashion trends was not as strong as it should have been and they were a little out of balance between their conservative — more conservative, sophisticated clothes that work well in the Northeast and so probably are a little bit too Southwestern oriented and I think that had some impact. But there were a lot of factors, but they were up against a hell of a year from the previous year and we see them again coming on strong.

When we look, as I said before, at the fashion business, every brand gets to take a breather once in a while. They have their timeout and that is why we believe in our portfolio of brands because when you have — it is hard to have everything always perfect all the time. But when you have some brands that are really firing well and others that are taking a little rest, I mean it works in a portfolio. It is really beautiful when they all four work together, which we have seen and we will continue to see.

Operator

Jennifer Black, Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates - Analyst

Good morning and let me add my congratulations. I wondered if you could talk about accessories at Chico’s and White House. And are there certain categories of accessories you feel are opportunities? And I wondered how the launch of Soma Sensualities, how that went and if you were going to keep Oh My Gorgeous, that collection, around and then I have a follow-up.

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, I’ll start with the Soma. Soma Sensualities was a very good launch and we have seen it build as we continue to go into the fourth quarter. We will keep the Oh My Gorgeous fragrances. In retrospect, we probably should have launched the bath first — of Sensualities first and then launched the fragrance, but we think that they both can continue to play an important part of our business. The other part of the question?

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Was around accessories.

David Dyer - Chico’s FAS, Inc. - President & CEO

Accessories. Accessories, we see opportunity really in shoes, a strong opportunity. We just talked about White House Black Market, they put memory foam comfort into their shoes. They want leather soles. They have really upgraded the quality and we have seen some really strong results. We think that is an opportunity for Chico’s as well, but there is so much low-hanging fruit and so much that we need to do that for Chico’s, it is probably a little bit more on the back burner, but we think that will be a big opportunity.

Our main focus will continue to be jewelry and scarves and having seen some of the collections and belts, and seeing some of the collections as we move forward, I think they get better and better. And I think that is a huge opportunity for us.

Jennifer Black - Jennifer Black & Associates - Analyst

Great. And then my follow-up, you have added a lot more denim and non-denim styles with the So Slimming technology and I just wondered if you had any plans to add this technology to skirts or dresses or will you just continue to add more styles in denim and non-denim pants?

David Dyer - Chico’s FAS, Inc. - President & CEO

I have heard it considered in skirts, but I am not sure about the technical design of it yet. But I think we will continue to use it in bottoms certainly and expand it there. I mean we will have a balance where you will be able to buy with and without of course. But so far, the reaction to the So Slimming casual slacks and denim has been terrific.

Jennifer Black - Jennifer Black & Associates - Analyst

Great. Thanks so much.

David Dyer - Chico’s FAS, Inc. - President & CEO

Hopefully you have seen the TV commercials.

Jennifer Black - Jennifer Black & Associates - Analyst

I have seen the TV commercials. They are great.

Operator

Marni Shapiro, The Retail Tracker.

Marni Shapiro - The Retail Tracker - Analyst

Hey, guys, congratulations. Great quarter. I was curious just on two small things. You launched the Work Kit about a year ago. Are you going to do something to anniversary that launch and extend the Work Kit at White House? And then if you can just touch on the success of the So Slimming. Are you considering bringing that technology whether into White House, maybe the customer doesn’t need it hopefully or into Soma, into loungewear and that kind of apparel?

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

David Dyer - Chico’s FAS, Inc. - President & CEO

So far, it is in the Chico’s brand and we have not extended it to other brands. I would probably doubt that it would go into White House because there is some — like the Vanishing Tummy Panty. So there is some So Slimming things that we are doing already in Soma.

Marni Shapiro - The Retail Tracker - Analyst

Great. And then the Work Kit?

David Dyer - Chico’s FAS, Inc. - President & CEO

Oh, the Work Kit, yes, yes, we believe in the Work Kit. I think that we believe in really a lifestyle collection and certainly you will see it anniversaried as we begin our TV campaign, upcoming TV campaign. But we think the Work Kit is now a very important part of our total overall assortment where we have polished casual, casual and denim and certainly the work part — now the wear-to-work part, which was really missing from our assortment. So we have really converted White House from a special occasion dress brand to a lifestyle brand.

Marni Shapiro - The Retail Tracker - Analyst

Excellent. Well, it looks great. Best of luck, guys, in the fall season.

Operator

Brian Tunick, JPMorgan.

Brian Tunick - JPMorgan Chase - Analyst

Thanks. Good morning, everyone and congrats as well.

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

Thank you.

Brian Tunick - JPMorgan Chase - Analyst

Hey, guys. I guess two things. One for Dave. You talked about this march to the mid-teen EBIT margins over the next couple of years; you highlighted expense leverage. Obviously, you have gotten a lot of it. Can you maybe talk about two or three of the other big drivers to get us there, whether it is DTC penetration, made-for-outlet or Soma, etc.?

And then I guess for Pam, your gross margins at the Company have been down in the second half over the past two years. The guidance it seems like is implying not much recapture from those two years. So just wondering is there a change of how you guys think about the profitability of the second half? Is it a mix of business or is there anything else happening why you don’t believe the second half can get back to the gross margins that it has been a couple years ago?

David Dyer - Chico’s FAS, Inc. - President & CEO

Well, first, Brian, I will talk about a whole bunch of things. Some of the things that we are using in our drive to the mid-teens — one is store productivity. Obviously, our small and midmarket strategy, when you open up stores that right off the get-go are more profitable and more efficient, continued comp sales increases in our stores drives extra volume and you already have a lot of sunk fixed cost. I think that our smaller stores — we have taken that large — the large store idea of 2008 and have continued to drive our store sizes more efficiently and more appropriate for each brand. Direct-to-consumer, as you said, will continue to increase its penetration. And I think that as you looked at this quarter, I believe that our operating income was in the teens. It was 13.5% or something like that. So we are on the march.

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AUGUST 22, 2012 / 12:30PM GMT, CHS - Q2 2012 Chico’s FAS, Inc. Earnings Conference Call

Pam Knous - Chico’s FAS, Inc. - EVP & CFO

And maybe just a comment about the gross margin. I think that there is clearly a different environment today than there was three, four years back. Clearly we are talking about the environment being more promotional. Dave did comment about there are things that we control, but we also have to be effective in the environment that we are in and the level of competitive activity that we see.

We do feel good about how we plan for our gross margins. As we have said, we are planning to continue to drive our penetration of full-price sales. We are entering the back half with the gross margin down 30 basis points year to date and so I think that our planning assumptions factor that in and that would lead to improvement in the back half for this year.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Todd Vogensen for any closing remarks.

Todd Vogensen - Chico’s FAS, Inc. - VP, IR

Okay, that does conclude our call for this morning. Thank you all for your questions and for your interest in Chico’s FAS. As always, I am available for any follow-ups necessary after the call. Thanks for joining us this morning and we will be talking to you soon.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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